EXHIBIT 99.1

Confidential
Summary of Terms and Conditions
for License and Assignment of Certain Rights
including a Provisional Patent Application

This confidential summary of terms and conditions of license and assignment of certain rights, including a provisional patent application (the “Term Sheet”) is entered into this 10th day of October 2012, by and between the parties referenced hereinbelow.

Licensor – Assignor:	Terpen Kraftig LLC, a Missouri limited liability company, (“Licensor”), having an address located at: c/o James Hutchison & Forth, P.C.,111 Westport Plaza, Suite 505 St. Louis, Missouri 63146.

Licensee – Assignee:
Dynamic Energy IP LLC, a Delaware limited liability company, a wholly owned subsidiary of the Dynamic Energy Alliance Corporation, a Florida corporation, publicly traded on the Over-the-Counter Bulletin Board Stock Exchange (OTCBB:DEAC), both having an address located at: Memphis Clark Tower, 5100 Poplar Ave, Suite 2700, Memphis, Tennessee 38137 (“Licensee”)

License and Assignment of Intellectual Property:	Licensor will license and assign to Licensee the Intellectual Property shown on Exhibit “A” (the “Licensed IP”) under the following terms:

1.
Within forty-five (45) days from the date of execution of this agreement Licensor and Licensee will enter into a formal agreement (the “Definitive Agreement”) with respect to the subject matter of this Term Sheet.

2.	Within thirty (30) days from the date of execution of this Agreement, Licensee will pay to Licensor a non-refundable deposit in the amount of USD $100,000 to secure the exclusively of this Term Sheet.

3.	The Definitive Agreement will provide for the exclusive license of the Licensor IP to License, subject to the terms and conditions set forth in Exhibit B.

4.	The Definitive Agreement will provide for monthly cash payments and royalty payments to Licensor, per Exhibit B.

5.
Licensor’s principals and consultants agree to provide all reasonable assistance, at Licensor’s expense, for the prosecution, issuance and defense of the Licensor’s Licensed IP patent (as described in Exhibit A).

6.	The Licensor’s IP Provisional Patent Application (the “Licensor IP Application”) process shall be at the discretion of Licensor and at Licensor’s expense.

7.	In the event no patent(s) accrues or issues from the Licensor IP Application, Licensee agrees to treat the Licensed IP as confidential trade secrets of Licensor.

8.
Licensor and Licensee shall not share with, or disclose to, any individual or entity, the Licensor's IP and the confidential fractionator technology and trade secrets that are the subject of this Term Sheet, unless such individual and legal entity has a demonstrated need to know, and until such individual or entity first executes a Non-disclosure Agreement in the form attached hereto as Exhibit “C”.

License of Technology:
Licensor will assign and grant to Licensee an exclusive, worldwide license and right in and to Licensor’s catalyst(s), reactor and fractionator technology relating to the recovery of high valued organics from the processing of waste tires (the “Licensed Technology”). Since Licensee agrees that neither it, nor its affiliates, have current rights to any of the patents of trade secrets of the inventor of the Licensed Technology, Licensor consents that Licensee may utilize the Licensed IP technology in (a) the development and manufacture of goods and products, and (b) the design, construction and modification of plants (new and existing). Licensor further consents that Licensee may sell to third parties (i) goods and products produced by utilization of Licensed Technology and license, and (ii) plants utilizing Licensed Technology.

Marketing Assistance:	Licensor will provide reasonable assistance, upon Licensee’s request and at Licensee’s expense, to market products including, but not limited to, energy products produced utilizing the Licensed IP.

Term of Licensed IP Assignment:
The term of the Licensed IP license and assignment to Licensor shall be the greater of (a) twenty-five (25) years, or (b) twenty (20) years from the issuance of the Licensed IP patent(s), which ever is greater.

Definitive Agreement:
Licensor and Licensee acknowledge that this Term Sheet is intended to provide only a basic understanding of the transaction. It is not intended to exhaustively list or describe all of the terms that will be included in the definitive documents. Licensor and Licensee agree, in good faith, to negotiate and draft the Definitive Agreement including provisions contained in Exhibit B.

Anticipated Closing:
Subject to completion of reasonable due diligence of Licensee and satisfactory legal documentation agreed to by all parties, the closing is anticipated to commence prior to 5:00 P.M. Central Time, on or before November 15, 2012.

Expiration:	If not executed by Licensor and Licensee prior to 5:00 P.M. Central Time, on or before November 15, 2012, this Term Sheet shall expire and be of no further force or validity.

Acceptance of this Term Sheet:	Licensor and Licensee both accept the terms contained herein and agrees:

1.	to work in good faith toward the execution of Definitive Agreement and the closing;

2.	not to disclose the terms or conditions set forth herein, except to Licensee’s key advisors or as approved by Licensor and that have signed the Exhibit C, the Non-Disclosure Agreement;

3.
not to directly or indirectly engage in discussions or negotiations with third parties concerning the sub-licensing of the Licensor IP, while this Term Sheet is in effect and during such time as the parties are negotiating and drafting the Definitive Agreement.

No Third Party Reliance:	No third party receiving any information regarding this Term Sheet shall have any right to rely on any of the contents of this document.

THIS TERMS AND CONDITIONS SHEET IS INTENDED AS AN OUTLINE ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL THE TERMS, CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS THAT WOULD BE CONTAINED IN A DEFINITIVE AGREEMENT PERTIANING TO THE TRANSACTION CONTEMPLATED HEREIN.

{Signatures to follow on next page}

TERPEN KRAFTIG, LLC		DYNAMIC ENERGY IP LLC

By:	/s/ Charles R. Cronin, Jr.	By:	/s/ James Michael Whitfield
	Print Name: Charles R. Cronin, Jr.		Print Name: James Michael Whitfield
	Title: President		Title: President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer
	Date: October 10, 2012		Date: October 10, 2012

DYNAMIC ENERGY ALLIANCE CORPORATION

By:	/s/ James Michael Whitfield
Print Name: James Michael Whitfield
Title: President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer
Date: October 10, 2012